GranTierra energy inc

August 31, 2005

Rafael Orunsesú
VP Latin America,
Gran Tierra Energy Inc.

Dear Rafael –

This letter is to confirm the cancellation of any prior agreement between Gran Tierra Energy Inc. and yourself, regarding a right to purchase warrants of the Company.

Sincerely,

Jeffrey Scott
Chairman, Gran Tierra Energy Inc.

Acknowledged,

Rafael Orunesu
VP Latin America, Gran Tierra Energy Inc.

8 sept. 2005.
Date

EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 1st day of March, 2005.

BETWEEN:

PCESA PETROLEROS CANADIENSES DE ECUADOR S.A. (hereinafter "PCESA") an Ecuadorian Company which is a wholly owned subsidiary of **GRAN TIERRA ENERGY INC.**, a body corporate, incorporated pursuant to the laws of Alberta, having an office in the City of Calgary, in the Province of Alberta (hereinafter called "Gran Tierra")

OF THE FIRST PART

- and -

RAFAEL ORUNESU of the City of Quito, in the Country of Ecuador (hereinafter called the "Employee")

OF THE SECOND PART

WHEREAS PCESA is engaged principally in the oil and gas industry;

AND WHEREAS PCESA and the Employee wish to enter into a new agreement (the Agreement), the terms of which are to supersede and replace any and all prior terms and conditions of employment;

AND WHEREAS PCESA has agreed to employ the Employee on the terms and conditions hereunder and the Employee has agreed to serve in the capacity of Chairman and General Manager of PCESA in accordance with the terms and conditions hereof and is considered to be an officer of PCESA;

AND WHEREAS the parties desire to set out the terms and conditions relating to such employment;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Term of Employment

1.1 PCESA agrees to employ the Employee in the capacity of General Manager beginning March 1, 2005 and continuing for not less than two years, unless earlier terminated pursuant to Section 4 hereof, and the Employee hereby accepts such employment and agrees to perform the duties required of him in accordance with the terms and conditions of this Agreement to the best of his ability.

2. Duties

2.1 The Employee shall serve PCESA in the full-time capacity of Chairman & General Manager and shall perform the regular duties of Chairman & General Manager to the best of his ability and hereby covenants to use his best efforts to promote the interests of PCESA.

2.2 The Employee shall devote 100% of his time, attention and abilities, during normal business hours, to the business and affairs of PCESA in the performance of the regular duties of Chairman & General Manager and shall report to the President and or CEO of Gran Tierra.

2.3 The Employee agrees that he shall not during the term of this Agreement, except with the prior written consent of Gran Tierra, directly or indirectly, whether as a shareholder, director, officer, employee, agent, or consultant (by formal contract or otherwise) be engaged with any other business activity, whether or not such business activity is pursued for gaining profits or other pecuniary advantage. Gran Tierra agrees that such consent will not be unreasonably withheld provided the Employee provides sufficient detail regarding the nature of the activity and Gran Tierra is satisfied that the activity is not in any way competitive with the activities of PCESA or Gran Tierra and will not distract the Employee from his duties and responsibilities as Chairman & General Manager of PCESA.

3. Remuneration and Benefits

3.1 PCESA shall pay the Employee an annual salary, payable monthly in arrears, equal to $150,000.00 less required withholdings (the "Annual Salary") or such greater amount as may be determined at PCESA's sole discretion at annual salary reviews. The Employee shall be responsible to pay any and all deductions required by Ecuadorian law including but

not limited to Ecuadorian social security and Ecuadorian and other local taxes or assessments.

3.2 The Employee shall be entitled to participate in a PCESA stock option plan, if and as may be constituted and approved by the Board of Directors, providing that such participation shall be in accordance with and subject to all applicable terms and conditions of such plan.

3.3 PCESA is in the process of establishing a bonus plan for its employees based upon Gran Tierra's performance in meeting and exceeding each year's financial projections. The Employee shall be included in such plan (upon its coming into effect) on terms as directed by the Board of Directors. The extent of the Employee's participation in any bonus plan shall be at the sole discretion of the Board of Directors and subject to all applicable terms and conditions of such plan.

3.4 In addition to the foregoing compensation, the Employee shall be supplied with a car, housing, medical, dental and other health care, life and disability insurance benefits as well as children's reasonable educational costs at a location in Quito (reasonable educational costs to be approved in advance by PCESA). It is understood and agreed that each year PCESA will provide the Employee with two economy class airline tickets for the Employee, his wife and his two children to travel from Quito to Buenos Aires return.

3.5 The Employee shall be reimbursed by Gran Tierra for all reasonable expenses actually and properly incurred by the Employee in connection with his duties hereunder. For all such expenses, the Employee shall furnish to the President and or CEO of Gran Tierra, statements and vouchers within twenty-one (21) days after the end of the month in which the expense was incurred.

3.6 During the term of his employment the Employee shall be entitled to an annual vacation with pay of four (4) weeks in each full calendar year of employment to be taken at times as may be approved by the President and or CEO of Gran Tierra from time to time.

4. <u>Termination</u>

4.1 Gran Tierra may terminate this Agreement and the employment of the Employee:

(a) at any time, without notice and without compensation, for "just cause", which shall, without limiting its meaning at common law, include the Employee's participation in any activity involving fraud, embezzlement or theft from any person or company or the disclosure of information contrary to Section 5.1 hereof;

(b) during the initial two year term on payment to the employee of an amount equivalent to the salary payable to the Employee according to Clause 3.01 for the period remaining in the initial two year term;

(c) following the initial two year term at any time, for any reason upon notice or payment in lieu of notice of termination not greater than the minimum required under the Laws of Ecuador plus accrued vacation pay, if any; or

(d) upon one (1) month prior written notice to the Employee, if the Employee at any time is incapacitated by reason of illness or mental or physical disability from performing his duties hereunder for a cumulative period of three (3) months out of six (6) consecutive calendar months, it being understood and agreed that Gran Tierra shall pay the Employee's salary to the date of termination, which shall be deemed not to occur until the end of the said one (1) month notice herein.

4.2 The Employee may terminate the Employee's employment and this Agreement at any time upon sixty (60) days prior written notice to Gran Tierra (the Employee Notice). Upon receipt of the Employee Notice, Gran Tierra may elect to earlier terminate the Agreement at any time within the Employee Notice upon payment to the Employee of an amount equal to the portion of the Employee's Annual Salary due to the Employee between the termination date and the expiry of the Employee Notice.

4.3 Upon termination of this Agreement pursuant to the provisions of this Article 4, Gran Tierra and the Employee agree that except as provided in Sections 5 and 6, there are no further obligations or liabilities between the parties including, without limitation, for the provision of notice of termination, pay in lieu of notice of termination and the loss of any other benefits or entitlements associated with this Agreement. The Employee further agrees upon termination of this Agreement by either Gran Tierra or the Employee for any reason whatsoever, the Employee shall immediately thereafter tender the Employee's resignation from any position the Employee may hold as officer or director of PCESA or

Gran Tierra and its affiliated corporations, together with a release in form reasonably acceptable to PCESA and Gran Tierra and an acknowledgement of the survival of the confidentiality and non-competition provisions in Sections 5 and 6.

4.4 Notwithstanding termination of this Agreement by either Gran Tierra or the Employee for any reasons whatsoever, the provisions of Sections 5 and 6 hereof shall survive termination of this Agreement and the Employee's employment.

5. Confidentiality

5.1 The Employee undertakes not to make personal use of or disclose to any third parties any "Confidential Information" without the express prior written authorization of the President of Gran Tierra. "Confidential Information" as used herein means any information, whether or not developed by PCESA or Gran Tierra, concerning the business of PCESA or Gran Tierra, as well as any information which gives PCESA or Gran Tierra an advantage over its competitors that do not possess such information, including, among others, items such as: reserve information, trade secrets, marketing plans, new products, formulae, technical specifications, prices or pricing formulae, lists, methods, systems, equipment, compositions, compiled information, processes, manufacturing techniques, technology, personnel information, financial data, statistics, sales plans, advertising budgets, policies, correspondence, production information, names and lists of customers, ex-customers (including contact names, addresses and telephone numbers, specific and general requirements, buying patters and preferences) and/or suppliers (including prices, discounts and products, services and availability), contracts and costs of PCESA or Gran Tierra, employee and contractor information (including contact addresses, telephone numbers, special skills, expertise, experience and competence as well as wage and salary expectations) and any other proprietary and/or information regarding PCESA or Gran Tierra's operations. The obligation of the Employee described above shall survive the termination of this Agreement. The obligation of the Employee described above shall survive the termination of this Agreement and continue for a period of three (3) years or for so long as the information remains confidential whichever is greater.

5.2 The Employee further undertakes to return to PCESA or Gran Tierra, upon termination of this Agreement or at any time at the request of PCESA or Gran Tierra, all equipment, documents, manuals, books, memoranda, correspondence, financial records and data and any other goods or property of PCESA and Gran Tierra, whether or not they contain Confidential Information.

6. Non-Competition

6.1 The Employee covenants and agrees that he will not, without the prior written consent of Gran Tierra, during the term of this Agreement and for 1 year following termination of the Employee's employment and this Agreement for whatever reason, engage or participate, directly or indirectly, in owning and/or developing and/or operating and/or managing and/or consulting and/or as an employee in respect of any entity or venture conducting business in Ecuador involving the same type of business as PCESA or Gran Tierra had at the time of termination.

6.2 The Employee further covenants and agrees that he will not, without the prior written consent of Gran Tierra, for a period of 1 year following the termination of the Employee's employment and this Agreement for whatever reason, solicit any customers of PCESA or Gran Tierra within the Country of Ecuador with the intention of competing against PCESA or Gran Tierra, or attempt to have customers, suppliers, contractors or employees of PCESA or Gran Tierra alter their business relationship with PCRA or Gran Tierra.

6.3 The Employee agrees and acknowledges that the provisions of Sections 6.1 and 6.2 are fair, reasonable and required for the protection of PCESA and Gran Tierra and shall not prevent the Employee from obtaining alternative employment or pursuing alternative interests not in breach of Section 6.1 or 6.2 for which the Employee is qualified by education, training and experience.

7. Notices

7.1 Any notice required to be given hereunder will be sufficiently given if delivered personally, or mailed by prepaid registered mail, to the parties at their respective addresses as follows:

If to the Employee:

●

If to PCESA or Gran Tierra:

●

Attention: President and or CEO

7.2 Any such notice will be deemed to have been given on the date delivered, if delivered personally or if mailed, on the date of receipt as indicated in the acknowledgement of such registered mail signed by the recipient thereof. Either party may change its address for service by giving notice hereunder.

8. Miscellaneous

8.1 This Agreement contains the entire Agreement between the parties and may only be amended or changed by agreement in writing signed by the parties hereto.

8.2 This Agreement shall endure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and other legal personal representatives.

8.3 This Agreement may not be assigned by the Employee. PCESA or Gran Tierra may assign this Agreement to a purchaser of all or substantially all of PCESA or Gran Tierra's assets.

8.4 This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta. The parties attorn to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any dispute under this Agreement.

8.5 This Agreement contains the entire agreement in respect of the subject matter of the Agreement including, without limitation, any civil or common law remedies that may be available in respect of this Agreement or the employment relationship and supersedes all

prior agreements between the parties hereto with respect to the subject matter and any civil or common law remedies that may otherwise be available.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on March 1, 2005 and effective as of March 1, 2005.

PCESA PETROLEROS CANADIENSES de ECUADOR S.A.

Per: Randall J. Pounds

Per: ____________________

GRAN TIERRA ENERGY INC.

Per: ____________________

Per: ____________________

____
Witness

____
RAFAEL ORUNESU